Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2017 Fourth Quarter and Full Year Results

Fourth Quarter:

  Fourth quarter sales increased 13 percent over prior year’s fourth quarter to $574 million
  Fourth quarter operating profit increased 13 percent over prior year’s fourth quarter to $125 million and is inclusive of $6 million of intangible asset amortization expense for fiscal 2017 acquisitions
  Fourth quarter GAAP diluted EPS increased 5 percent over prior year’s fourth quarter to $1.37, inclusive of $0.07 per diluted share of intangible asset amortization expense for fiscal 2017 acquisitions
  Fourth quarter EBITDA increased 17 percent over prior year’s fourth quarter to $150 million

Full Year:

  Full year sales, operating profit, diluted EPS, and EBITDA are company records
  Full year sales of $2.1 billion included 8 percent organic growth, with operating profit and EBITDA growth over the prior year of 18 percent and 19 percent, respectively
  GAAP diluted EPS increased 7 percent to $5.08, and adjusted diluted EPS increased 15 percent to $5.37, all compared to the prior year. Full year GAAP diluted EPS and adjusted diluted EPS includes a charge of $0.18 per diluted share related to intangible asset amortization expense for fiscal 2017 acquisitions.
  First quarter 2018 guidance: sales expected to increase 30 to 34 percent over prior year; GAAP diluted EPS in the range of $1.29 to $1.39; EBITDA in the range of $141 to $150 million

WESTLAKE, Ohio--(BUSINESS WIRE)--December 13, 2017--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter of fiscal year 2017. For the quarter ending October 31, 2017, sales were $574 million, a 13 percent increase over the prior year’s fourth quarter. This change in sales included a 2 percent increase in organic volume, a 10 percent increase related to the first year effect of acquisitions, and a 1 percent increase related to the favorable effects of currency translation as compared to the prior year’s fourth quarter. Reported operating profit was $125 million, net income was $80 million, and GAAP diluted earnings per share were $1.37, inclusive of a $0.01 per share charge related to one-time items. Prior year fourth quarter sales, operating profit, net income and GAAP diluted earnings per share were $509 million, $111 million, $76 million and $1.31, respectively. A reconciliation of GAAP diluted EPS to adjusted diluted EPS is included in the attached financial exhibits.

Fourth quarter EBITDA increased 17 percent over the prior year fourth quarter to $150 million, or 26 percent of sales as compared to 25 percent in the prior year fourth quarter. Free cash flow before dividends was $111 million in the quarter, or 139 percent of net income. Calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached exhibits.

“Nordson delivered strong results in the quarter against very challenging prior year comparisons where total company organic sales growth was 13 percent,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “Driven largely by robust demand in electronics end markets within the Advanced Technology segment, results for the quarter exceeded our guidance.”

“This increase in volume, coupled with our continuous improvement initiatives, contributed to EBITDA margin improvement of 1 percentage point as compared to the prior year’s fourth quarter to 26 percent of sales,” Hilton added. “The current quarter’s reported diluted earnings per share and adjusted diluted earnings per share include intangible asset amortization expense of $6 million, or $0.07 per diluted share, related to fiscal 2017 acquisitions. These acquisitions continue to perform as expected and strengthen our position in various profitable growth sectors.”

Fourth Quarter Segment Results

Adhesive Dispensing Systems sales increased 6 percent compared to the prior year’s fourth quarter, inclusive of 4 percent organic growth and 2 percent related to the favorable effects of currency translation. “This marks the tenth consecutive quarter of organic growth in this segment. This is excellent performance, particularly against strong performance a year ago,” said Hilton. “All product lines and nearly every region contributed to the current quarter’s growth.” Reported operating margin in the segment improved 4 percentage points from the prior year to 28 percent in the quarter. The current quarter’s results for the segment include non-recurring restructuring charges of approximately $1 million related to a previously announced facility consolidation.

Advanced Technology Systems sales volume increased 29 percent compared to the prior year’s fourth quarter, including a 4 percent increase in organic volume and a 25 percent increase related to the first year effect of acquisitions. The effects of currency translation were immaterial. “Organic growth for this segment exceeded expectations in the current quarter and compares to an exceptional quarter a year ago where organic growth was 30 percent,” said Hilton. The quarter’s acquisitive growth includes one month of the fiscal 2016 LinkTech acquisition and the fiscal 2017 acquisitions of ACE, InterSelect, Plas-Pak and Vention Medical. Reported operating margin in the segment was 24 percent in the quarter, or 26 percent on an adjusted basis to exclude $6 million of intangible asset amortization expense related to current year acquisitions.

Industrial Coating Systems sales volume decreased 8 percent compared to the prior year’s fourth quarter, where organic growth was 12 percent. The effects of currency translation were immaterial. “Growth in most product lines was offset by strong prior year performance in our cold material product lines,” said Hilton. Reported operating margin in the segment was 18 percent.

Detailed results by operating segment and geography are included in the attached financial exhibits.

Fiscal 2017 Full Year Results

Sales for the fiscal year ended October 31, 2017 were $2.1 billion, an increase of 14 percent compared to the same period a year ago. This change in sales included organic volume growth of 8 percent and a 7 percent increase related to the first year effect of acquisitions, offset by a 1 percent impact due to the unfavorable effects of currency translation. Full year operating profit increased 18 percent to $458 million, net income was $296 million, and GAAP diluted earnings per share were $5.08, or $5.37 on a normalized basis to exclude one-time items. Prior year sales, operating profit, net income, and GAAP diluted earnings per share were $1.8 billion, $388 million, $272 million, and $4.73, respectively.

“Full year organic growth of 8 percent against a very challenging prior year where we generated organic growth of 7 percent is outstanding performance and reflective of both the value we bring to our customers and the quality of the global Nordson team,” said Hilton. “In addition to executing on driving growth initiatives we also delivered on increasing performance where, excluding one-time charges highlighted in the EPS reconciliation financial exhibit and approximately $15 million of intangible asset amortization expense for fiscal 2017 acquisitions, operating margin improved from 22 percent to 24 percent.”

Full year EBITDA increased 19 percent to $547 million and adjusted EBITDA increased 22 percent to $565 million, both compared to the prior year. EBITDA margin and adjusted EBITDA margin were 26 percent and 27 percent, respectively, both up over 100 basis points as compared to the prior year. Free cash flow before dividends of $282 million is 95 percent of net income, or 100 percent on an adjusted free cash flow basis. In addition to funding organic and acquisitive growth initiatives, Nordson paid $64 million in dividends for a full year payout ratio of 22 percent and reduced leverage on the balance sheet to just under 2.5 times trailing-twelve-months EBITDA.

Backlog

Backlog for the quarter ended October 31, 2017 was approximately $402 million, an increase of 45 percent compared to the same period a year ago, inclusive of 28 percent organic growth and 17 percent growth due to acquisitions. Backlog amounts are calculated at October 31, 2017 exchange rates.

Outlook

For the first quarter of fiscal 2018, sales are expected to increase 30 percent to 34 percent compared to the first quarter a year ago. This growth includes organic volume up 15 percent to 19 percent, 11 percent growth from the first year effect of acquisitions, and a positive currency effect of 4 percent based on the current exchange rate environment. At the midpoint of this outlook, operating margin is expected to be approximately 22 percent and GAAP diluted earnings per share are expected to be in the range of $1.29 to $1.39, inclusive of $6 million or $0.07 per diluted share of intangible asset amortization expense related to fiscal 2017 acquisitions. EBITDA and EBITDA margin are expected to be $146 million and 27 percent at the midpoint of the guidance, respectively.

“Our first quarter guidance is very strong, reflective of our current backlog, and is largely driven by the Advanced Technology segment, where strong demand in electronics and medical end markets is driving performance,” said Hilton. “This exceptional growth against very challenging comparisons to the same period a year ago where we generated 10 percent total company organic growth is a result of our technology leadership and diversification efforts. The short cycle nature of our end markets does not provide much visibility beyond a fiscal quarter, however, we do expect growth rates to moderate beyond our first quarter, particularly when you consider our challenging comparisons to prior year.”

Nordson management will provide additional commentary on these results and outlook during a conference call Thursday, December 14, 2017 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Gregory A. Thaxton, Senior Vice President and Chief Financial Officer at (440) 414-5388 or greg.thaxton@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2017
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2017	2016	2017	2016

Net sales	$573,938	$509,283	$2,066,982	$1,808,994
Cost of sales	261,850	234,316	927,981	815,495
Selling & administrative expenses	187,300	164,104	681,299	605,068

Operating profit	124,788	110,863	457,702	388,431

Interest expense - net	(11,436)	(5,606)	(35,477)	(20,594)
Other income (expense) - net	(482)	106	(1,934)	657

Income before income taxes	112,870	105,363	420,291	368,494
Income taxes	33,035	29,496	124,489	96,651

Net Income	$79,835	$75,867	$295,802	$271,843

Return on sales	14%	15%	14%	15%
Return on average shareholders' equity	29%	36%	30%	37%

Average common shares outstanding (000's)	57,643	57,206	57,533	57,060
Average common shares and common share equivalents (000's)	58,301	57,864	58,204	57,530

Per share:

Basic earnings	$1.38	$1.33	$5.14	$4.76
Diluted earnings	$1.37	$1.31	$5.08	$4.73

Dividends paid	$.30	$.27	$1.11	$.99

Total dividends	$17,291	$15,428	$63,840	$56,436

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2017	2016

Cash and marketable securities	$90,383	$67,239
Receivables	505,087	428,560
Inventories	264,266	220,361
Other current assets	28,636	29,415
Total current assets	888,372	745,575

Property, plant & equipment - net	346,411	273,129
Other assets	2,179,756	1,401,879
	$3,414,539	$2,420,583

Notes payable and debt due within one year	$326,587	$40,234
Accounts payable and accrued liabilities	321,159	291,309
Total current liabilities	647,746	331,543

Long-term debt	1,256,397	942,771
Other liabilities	354,903	294,666
Total shareholders' equity	1,155,493	851,603
	$3,414,539	$2,420,583

Other information:

Employees	7,532	6,127

Common shares outstanding (000's)	57,715	57,307

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ending October 31, 2017
(Unaudited)

	Fourth Quarter		% Growth over 2016			Year-to-Date		% Growth over 2016
SALES BY BUSINESS SEGMENT	2017	2016	Volume	Currency	Total	2017	2016	Volume	Currency	Total

Adhesive dispensing systems	$247,873	$234,305	3.8%	2.0%	5.8%	$916,019	$879,573	4.3%	-0.2%	4.1%
Advanced technology systems	251,716	194,542	29.2%	0.2%	29.4%	897,623	676,329	33.4%	-0.7%	32.7%
Industrial coating systems	74,349	80,436	-8.1%	0.5%	-7.6%	253,340	253,092	0.8%	-0.7%	0.1%

Total sales by business segment	$573,938	$509,283	11.6%	1.1%	12.7%	$2,066,982	$1,808,994	14.8%	-0.5%	14.3%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2017	2016				2017	2016

Adhesive dispensing systems	$68,354	$55,383				$253,580	$229,143
Advanced technology systems	60,008	49,712				228,062	159,531
Industrial coating systems	13,462	18,430				43,991	43,511
Corporate	(17,036)	(12,662)				(67,931)	(43,754)

Total operating profit by business segment	$124,788	$110,863				$457,702	$388,431

	Fourth Quarter		% Growth over 2016			Year-to-Date		% Growth over 2016
SALES BY GEOGRAPHIC REGION	2017	2016	Volume	Currency	Total	2017	2016	Volume	Currency	Total

United States	$183,088	$147,397	24.2%	-	24.2%	$647,657	$531,117	21.9%	-	21.9%
Americas	39,055	33,834	13.7%	1.7%	15.4%	147,026	124,657	18.0%	-0.1%	17.9%
Europe	149,339	129,635	9.3%	5.9%	15.2%	530,812	503,869	5.5%	-0.2%	5.3%
Japan	50,685	38,476	42.7%	-11.0%	31.7%	147,189	122,054	24.5%	-3.9%	20.6%
Asia Pacific	151,771	159,941	-6.1%	1.0%	-5.1%	594,298	527,297	13.2%	-0.5%	12.7%

Total Sales by Geographic Region	$573,938	$509,283	11.6%	1.1%	12.7%	$2,066,982	$1,808,994	14.8%	-0.5%	14.3%

	Fourth Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2017	2016				2017	2016

Net income	$79,835	$75,867				$295,802	$271,843
Depreciation and amortization	25,488	17,480				90,854	70,304
Other non-cash charges	23,644	7,100				26,685	20,313
Changes in operating assets and liabilities	4,515	35,977				(63,668)	(31,302)
Net cash provided by operating activities	133,482	136,424				349,673	331,158

Additions to property, plant and equipment	(22,234)	(15,399)				(71,558)	(60,851)
Proceeds from the sale of property, plant and equipment	101	256				4,007	1,300

Free cash flow before dividends	$111,349	$121,281				$282,122	$271,607

Adjustments:
Acquisition costs and adjustments, net of tax(1)	-	152				12,695	1,486
Free cash flow before dividends, adjusted	$111,349	$121,433				$294,817	$273,093
(1)

Represents one-time costs, net of tax, associated with our 2017 and 2016 acquisitions, including the step up in the value of acquired inventory and acquisition transaction costs that are required to be expensed as incurred.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2017
(Unaudited)

EBITDA and EBITDA per diluted share	Fourth Quarter		Year-to-Date
	2017	2016	2017	2016

Net income	$79,835	$75,867	$295,802	$271,843
Adjustments:
Depreciation and amortization expense	25,488	17,480	90,854	70,304
Interest expense, net	11,436	5,606	35,477	20,594
Income taxes	33,035	29,496	124,489	96,651
EBITDA	$149,794	$128,449	$546,622	$459,392
Adjustments:
Acquisition costs and adjustments (1)	-	211	17,898	2,099
EBITDA As Adjusted	$149,794	$128,660	$564,520	$461,491

EBITDA per diluted share	$2.57	$2.22	$9.39	$7.99
EBITDA As Adjusted per diluted share	$2.57	$2.22	$9.70	$8.02

(1) Represents one-time costs associated with our 2017 and 2016 acquisitions, including the step up in the value of acquired inventory and acquisition transaction costs that are required to be expensed as incurred.

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	Fourth Quarter		Year-to-Date
	2017	2016	2017	2016

Diluted EPS as reported (U.S. GAAP)	$1.37	$1.31	$5.08	$4.73

Short-term inventory purchase accounting adjustments	-	-	0.05	0.03
Acquisition costs	-	-	0.17	-
Severance and restructuring	0.01	0.08	0.03	0.13
Litigation settlement	-	-	-	(0.01)
Discrete tax items	-	-	0.04	(0.19)
Other pre-tax items related to discrete tax benefits	-	-	-	(0.01)

Diluted EPS as adjusted (Non-GAAP)	$1.38	$1.39	$5.37	$4.68

Adjusted Diluted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculations of this non-GAAP financial measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
Gregory A. Thaxton, 440-414-5388
Senior Vice President and Chief Financial Officer
Greg.Thaxton@nordson.com